Exhibit 3.1
CERTIFICATE OF FORMATION
OF
BSA ACQUISITION LLC
     This Certificate of Formation of BSA Acquisition LLC (the “LLC”) is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.)
     FIRST. The name of the limited liability company formed hereby is BSA Acquisition LLC.
     SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801.
     THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801.
     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be duly executed as of the 28th day of August, 2009.

/s/ Lorena Nichols
Lorena Nichols, Authorized Person